Exhibit 4.3

EXECUTION VERSION

TPI COMPOSITES, INC.

THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL, CO-SALE AND

VOTING AGREEMENT

This THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL, CO-SALE AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2010 by and among TPI Composites, Inc., a Delaware corporation (the “Company”), each of the persons and/or entities listed on Exhibit A attached hereto (as the same may be supplemented and amended from time to time as provided to herein) (collectively, the “Investors”), and each of the persons and/or entities listed on Exhibit B attached hereto (as the same may be supplemented and amended from time to time as provided to herein) (collectively, the “Restricted Stockholders”). The Investors and the Restricted Stockholders are referred to collectively herein as the “Stockholders.”

RECITALS

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred”), pursuant to that certain Series C Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith;

WHEREAS, certain of the Investors purchased shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), pursuant to that certain Series A Convertible Preferred Stock Purchase Agreement on October 9, 2007;

WHEREAS, certain of the Investors purchased shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”), pursuant to that certain Amended and Restated Series B Convertible Preferred Stock Purchase Agreement on December 30, 2008;

WHEREAS, certain of the Investors purchased shares of the Company’s Series B-1 Convertible Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred”), pursuant to that certain Series B-1 Convertible Preferred Stock Purchase Agreement (the “Series B-1 Purchase Agreement”) on May 22, 2009;

WHEREAS, certain of the Investors purchased shares of the Company’s Series B-1 Preferred pursuant to that certain Series B-1 Convertible Preferred Stock Purchase Agreement (the “Series B-1 Follow-On Purchase Agreement”) on November 13, 2009;

WHEREAS, the Company and certain of the parties hereto are parties to that certain Second Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement dated as of May 22, 2009, as amended (the “Existing Agreement”);

WHEREAS, pursuant to Section 8.6(a) of the Existing Agreement, the Existing Agreement may be amended by the written consent of (i) the Company, (ii) Landmark, (iii) GE, (iv) Element and (v) the holders of at least seventy percent (70%) of the outstanding shares of Series A Preferred;

WHEREAS, the parties to this Agreement include the Company, Landmark, GE, Element and the holders of at least seventy percent (70%) of the outstanding shares of Series A Preferred;

WHEREAS, the Company’s Fifth Amended and Restated Certificate of Incorporation (as may be amended from time to time) (the “Restated Certificate”) provides that (A) the holders of a majority of the Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member (the “Series A Director”) of the Company’s Board of Directors (the “Board”); (B) the holders of a majority of the Series B-1 Preferred, voting as a separate class, shall be entitled to elect one (1) member (the “Series B-1 Director”) of the Board; (C) the holders of a majority of the Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member (the “Series C Director”) of the Board; (D) the holders of a majority of the Common Stock, voting as a separate class, shall be entitled to elect four (4) members (the “Common Directors”) of the Board; (E) the holders of a majority of the Common Stock and a majority of the Series A Preferred, each voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Mutual Director”); and (F) the holders of a majority of Common Stock and a majority of the Series A Preferred, each voting as a separate class shall be entitled to increase the Board (the directors resulting from such increase and elected in accordance with this Clause (F), the “Joint Directors”); in each case, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors;

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement by the Company, certain of the Investors and the Stockholders; and

WHEREAS, in consideration of the Company’s sale and certain of the Investors’ purchase of the Series C Preferred, the Company, certain of the Investors and the Stockholders have agreed to the right of first refusal, co-sale, voting and other provisions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS

1.1 “Affiliate” shall mean, with respect to a party hereto (or such party’s successors and assigns), any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person or entity (or such person’s or entity’s successors and assigns). For purposes of this definition, a person or entity shall be deemed to be “controlled by” another person or entity if the other possesses, directly or indirectly, power either (i) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such person or entity, or (ii) to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise; provided, however, that for purposes of clarity, in addition to the foregoing, with respect to any venture capital investor, “Affiliate” shall include any partnership, limited liability company or fund sharing a common management company or similar entity.

1.2 “Angeleno” shall mean Angeleno Investors II, L.P.

1.3 “Capital Stock” shall mean shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), shares of the Company’s Preferred Stock, par value $0.01 per share (the “Preferred Stock”), including the Series A Preferred, the Series B Preferred, the Series B-1 Preferred and the Series C Preferred, and any other shares of the Company’s Common Stock or Preferred Stock issued or issuable upon exercise or conversion of any option, warrant or other security or right of any kind convertible into or exchangeable for such Common Stock or Preferred Stock.

1.4 “Derivative Securities” shall mean any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.5 “Element” shall mean Element Partners II, L.P., Element Partners II Intrafund II, L.P. and their Affiliates.

1.6 “Eligible Investor” shall mean (i) any Investor who or which, at the time in question, holds at least five percent (5%) of the then outstanding shares of Capital Stock on an as-converted to Common Stock basis, (ii) GE, so long as GE and its Affiliates continue to own at least fifty percent (50%) of the Series B Preferred (or Common Stock issued or issuable upon conversion of the Series B Preferred) outstanding as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), (iii) NGP, so long as NGP and its Affiliates continue to own at least fifty percent (50%) of the Preferred Stock held by NGP as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), (iv) Angeleno, so long as Angeleno and its Affiliates continue to own at least fifty percent (50%) of the Preferred Stock held by Angeleno as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like) and (v) Element, so long as Element and its Affiliates continue to own at least fifty percent (50%) of the Preferred Stock held by Element as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like).

1.7 “GE” shall mean GE Capital Equity Investments, Inc.

1.8 “Landmark” shall mean Landmark IAM Growth Capital, L.P. and Landmark Growth Capital Partners, L.P. and their Affiliates.

1.9 “Liquidation Event” shall have the meaning ascribed to it in the Restated Certificate.

1.10 “Liquid Securities” shall mean (i) any security that can be immediately sold to the general public without the necessity of any federal, state or local government consent, approval or filing (other than any notice filings of the type required pursuant to Rule 144(h) under the Securities Act or Section 13 or 16 of the Securities Exchange Act of 1934, as amended) and (ii) such security is listed on a national securities exchange (including NASDAQ).

1.11 “NGP” shall mean NGP Energy Technology Partners, L.P., and its Affiliates.

1.12 “Qualified IPO” shall have the meaning ascribed to it in the Restated Certificate.

1.13 “Right of First Refusal” means the rights of first refusal provided to the Company and the Eligible Investors in Sections 2.2 and 2.3 of this Agreement, and “Rights of First Refusal” shall mean more than one of the foregoing.

1.14 “Selling Holders” shall mean the Restricted Stockholders listed on Exhibit B attached hereto and the Investors and any successors and assigns thereof.

1.15 “Transfer” shall include any sale, transfer, exchange, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent or other transfer or disposition of any kind including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any shares of Capital Stock.

Capitalized words not otherwise defined herein shall have the meaning given them in the Purchase Agreement.

2.	TRANSFERS BY SELLING HOLDERS

2.1 Notice of Transfer. Before a Selling Holder may Transfer any shares of Capital Stock, such Selling Holder must comply with the provisions of this Section 2. If a Selling Holder proposes to Transfer any shares of Capital Stock, then such Selling Holder shall promptly give written notice (the “Transfer Notice”) simultaneously to the Company and to each of the Eligible Investors. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the Selling Holder’s bona fide intention to Transfer the shares of Capital Stock, the number of shares of Capital Stock to be Transferred, the nature of such Transfer, the bona fide cash price or, in reasonable detail, such other consideration for which the Selling Holder proposes to Transfer the shares (the “Offered Price”) and the name and address of each prospective purchaser or transferee. In the event that the proposed Transfer is being made pursuant to the provisions of Section 3.1 below, the Transfer Notice shall state under which provision of Section 3.1 the proposed Transfer is being made. Whenever a Selling Holder proposes to Transfer any shares of Capital Stock for consideration other than cash, the value of such non-cash consideration shall be the fair market value as determined in accordance with Section 2.4. Notwithstanding anything to the contrary contained herein, any Transfer of shares of Capital Stock pursuant to this Section 2 shall be subject to the terms of Section 4.1 below.

2.2 Eligible Investor Right of First Refusal.

(a) Each Eligible Investor shall have the right, for a period of fifteen (15) calendar days following receipt of the Transfer Notice, exercisable upon written notice to the Selling Holder (the “Stockholder Notice”), to purchase such Eligible Investor’s pro rata share of the Capital Stock subject to the Transfer Notice and on the same terms and conditions as set forth therein. Except as set forth in Section 2.2(c) below, such Eligible Investors that so exercise their rights (the “Participating Investors,” and each, a “Participating Investor”) shall effect the purchase of the Capital Stock, including payment of the purchase price, not more than ten (10) calendar days after delivery of the Stockholder Notice, and at such time the Selling Holder shall deliver to the Participating Investors the certificate(s) representing the Capital Stock to be purchased by the Participating Investors, each such certificate properly endorsed for transfer.

(b) Each Participating Investor’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of Capital Stock covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held at the time of the proposed Transfer by such Participating Investor and the denominator of which is the total number of shares of Common Stock (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities) held by all Eligible Investors (other than the Selling Holder) at the time of the proposed Transfer described in the Transfer Notice. Subject to Section 4.1, each Participating Investor shall be entitled to apportion the right of first refusal hereby granted it among itself and its general partners, limited partners, members and Affiliates in such proportions as it deems appropriate.

(c) In the event that not all of the Eligible Investors elect to purchase their pro rata share of the Capital Stock available pursuant to their rights under Section 2.2(a) above within the time period set forth therein, then the Selling Holder shall promptly give written notice to each of the Participating Investors (the “Selling Holder’s Overallotment Notice”) who purchased all of their pro rata share of such available Capital Stock (each, a “Fully Participating Investor”), which shall set forth the number of shares of Capital Stock not purchased by the Eligible Investors, and shall offer such Fully Participating Investors the right to acquire such unsubscribed shares. Each Fully Participating Investor shall have five (5) calendar days after receipt of the Selling Holder’s Overallotment Notice to deliver a written notice to the Selling Holder (the “Fully Participating Investor’s Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Selling Holder’s Overallotment Notice; provided, however, that for purposes of this Section 2.2(c), the denominator described in clause (ii) of Section 2.2(b) above shall be the total number of shares of Common Stock (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities) held by all Fully Participating Investors at the time of the proposed Transfer described in the Transfer Notice. Each Fully Participating Investor shall then effect the purchase of the Capital Stock, including payment of the Offered Price, not more than five (5) calendar days after delivery of its Fully Participating Investor’s Overallotment Notice, and at such time, the Selling Holder shall deliver to the Fully Participating Investor the certificate(s) representing the Capital Stock to be purchased by the Fully Participating Investor, each such certificate properly endorsed for transfer.

2.3 Company Right of Refusal. If the Eligible Investors fail to provide notice of their election to exercise their right to purchase all of the Capital Stock subject to the Transfer Notice within the fifteen (15) day period set forth in Section 2.2 above, or if the Eligible

Investors exercise the right to purchase less than all of the Capital Stock subject to the Transfer Notice, then the Selling Holder shall give prompt notice to the Company (the “Second Transfer Notice”) which shall set forth the number of shares of Capital Stock not purchased by the Eligible Investors and shall offer such shares to the Company. The Company shall have fifteen (15) calendar days after receipt of the Second Transfer Notice to deliver a written notice to the Selling Holder (the “Company Notice”) of its election to purchase any or all of the Capital Stock subject to the Second Transfer Notice on the same terms and conditions as set forth in the Transfer Notice. To the extent the Company elects to purchase such shares, it shall then effect the purchase of the Capital Stock, including payment of the purchase price, not more than ten (10) calendar days after delivery of the Company Notice, and at such time, the Selling Holder shall deliver to the Company the certificate(s) representing the Capital Stock to be purchased by the Company, each such certificate properly endorsed for transfer. To the extent the rights of the Company under this paragraph are inconsistent with those set forth in the Company’s Bylaws, the rights under this paragraph shall prevail.

2.4 Purchase Price.

(a) The purchase price for the offered shares to be purchased by the Company or by an Eligible Investor exercising its Right of First Refusal will be the Offered Price, and will be payable as set forth in Section 2.4(b) below. If the consideration proposed to be paid for the Capital Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board. If the Company or any Participating Investor cannot for any reason pay for the Capital Stock in the same form of non-cash consideration, the Company or such Participating Investor may pay the cash value equivalent thereof, as determined in good faith by the Board.

(b) Payment of the Offered Price will be made, at the option of the party exercising its Right of First Refusal, (i) in cash (by check), (ii) by wire transfer or (iii) by cancellation of all or a portion of any outstanding indebtedness of the Selling Holder to the Company or the Eligible Investor, as the case may be, or (iv) by any combination of the foregoing.

2.5 Right of Co-Sale.

(a) If the Eligible Investors and the Company fail to exercise their rights to purchase all of the Capital Stock pursuant to Sections 2.2 and 2.3 above, then following the exercise or expiration of the rights of purchase set forth in Sections 2.2 and 2.3, the Selling Holder shall deliver to the Company and each Eligible Investor (for all purposes of this Section 2.5, other than Participating Investors) written notice (the “Co-Sale Notice”) that each such Eligible Investor shall have the right, exercisable upon written notice to such Selling Holder with a copy to the Company within ten (10) calendar days after receipt of the Co-Sale Notice, to participate in such proposed Transfer of Capital Stock on the same terms and conditions as the Selling Holder. Such notice shall indicate the number of shares of Capital Stock up to that number of shares determined under Section 2.5(b) that such Eligible Investor wishes to sell under such Eligible Investor’s right to participate. To the extent one or more of such Eligible Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Capital Stock that such Selling Holder may sell in the transaction shall be correspondingly reduced.

(b) Each such Eligible Investor may sell all or any part of that number of shares of Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Capital Stock covered by the Co-Sale Notice (which shall be the number of shares of Capital Stock set forth in the Transfer Notice not purchased by the Company pursuant to Section 2.3 above or by the Eligible Investors pursuant to Section 2.2 above) by (ii) a fraction, the numerator of which is the number of shares of Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held at the time of the proposed Transfer by such Eligible Investor and the denominator of which is the total number of shares of Common Stock (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities) held by all Eligible Investors at the time of the proposed Transfer and the Selling Holder (provided that the Selling Holder is not an Eligible Investor). If not all of such Eligible Investors elect to sell their shares of Capital Stock proposed to be Transferred within such ten (10) calendar day period, then the Selling Holder shall promptly notify in writing the Eligible Investors who do so elect and shall offer such Eligible Investors the additional right to participate in the sale of such additional shares of Capital Stock proposed to be Transferred on the same percentage basis as set forth above in this Section 2.5(b); provided, however, that the denominator described in clause (ii) of this Section 2.5(b) shall be the total number of shares of Common Stock (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities) held by all Eligible Investors electing to participate in the proposed Transfer pursuant to this Section 2.5 (each a “Co-Sale Participant”) and the Selling Holder (provided that the Selling Holder is not an Eligible Investor). Each Co-Sale Participant shall have five (5) calendar days after receipt of such notice to notify the Selling Holder in writing with a copy to the Company of its election to sell all or a portion thereof of the unsubscribed shares. Each Co-Sale Participant shall be entitled to apportion the right of first refusal hereby granted it among itself and its general partners, limited partners, members and Affiliates in such proportions as it deems appropriate.

(c) Each Co-Sale Participant shall effect its participation in the proposed Transfer by promptly delivering to the Selling Holder for transfer to the prospective purchaser one or more certificates (or, if such Co-Sale Participant alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), properly endorsed for transfer, which represent the type and number of shares of Capital Stock that such Co-Sale Participant elects to sell. In the event that the prospective purchaser objects to the delivery of Preferred Stock of the Company in lieu of Common Stock, such Co-Sale Participant shall convert such Preferred Stock into Common Stock and deliver Common Stock to the prospective purchaser. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the purchaser.

(d) The stock certificate or certificates (or lost certificate affidavit and agreement) that the Co-Sale Participant delivers to such Selling Holder pursuant to Section 2.5(c) above shall be transferred to the prospective purchaser in consummation of the sale of the

Capital Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Selling Holder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Holder shall not sell to such prospective purchaser any Capital Stock unless and until, simultaneously with such sale, such Selling Holder shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e) The exercise or non-exercise of the rights of any Eligible Investor hereunder to participate in one or more Transfers of Capital Stock made by any Selling Holder shall not adversely affect such Eligible Investor’s right to participate in subsequent Transfers of Capital Stock subject to this Section 2.

(f) To the extent that (i) the Eligible Investors and/or the Company fail to exercise their rights to purchase all of the Capital Stock pursuant to Sections 2.2 and 2.3 above and (ii) the Eligible Investors do not elect to participate in the sale of the Capital Stock subject to the Co-Sale Notice, such Selling Holder may, not later than forty-five (45) calendar days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the Transfer of such Capital Stock covered by the Co-Sale Notice (and not otherwise reduced as a result of the application of the co-sale provisions herein) within thirty (30) calendar days of such agreement on terms and conditions not more favorable to the transferor than those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the Capital Stock by a Selling Holder, shall again be subject to the first refusal and co-sale rights of the Company and/or the Eligible Investors and shall require compliance by a Selling Holder with the procedures described in this Section 2.

3.	EXEMPT TRANSFERS

3.1 Exempted Transfers. Notwithstanding the foregoing, the first refusal and co-sale rights of the Eligible Investors and the Company set forth in Section 2 above shall not apply to any Transfer by a Selling Holder to an individual or entity that (a) is a partner, member, or other equity owner or retired partner, member or other equity owner of a Selling Holder that is a partnership so long as such Transfer is in accordance with partnership interests and made pursuant to the terms of such Selling Holder’s partnership agreement; (b) is a wholly-owned subsidiary of a Selling Holder that is a corporation, a parent corporation that owns all of the capital stock of the Selling Holder or the stockholders of such Selling Holder in accordance with their ownership of such Selling Holder; (c) is a member or former member of any Selling Holder that is a limited liability company so long as such Transfer is in accordance with their interest in the limited liability company and made pursuant to the terms of such Selling Holder’s limited liability company agreement; (d) is a spouse, child (natural or adopted), or any other direct lineal descendants of such Selling Holder (or his or her spouse) (each, a “Family Member”), or any custodian or trustee of any trust or any other corporation, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Selling Holder or any such Selling Holder’s Family Members; (e) subject to applicable securities laws, is an Affiliate of such Selling Holder; (f) subject to applicable securities laws, is an Affiliated partnership, limited liability company or fund managed by a Selling Holder or any of their respective directors, officers, partners or members; or (g) does not involve any change in beneficial ownership; provided, however, that in the event of any Transfer made pursuant to one of the exemptions provided above, (i) the Selling Holder shall inform the Company and the Eligible Investors of such Transfer prior to effecting it, and (ii) the transferee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement as if such transferee were an original Selling Holder hereunder, including without limitation Section 2 above. Such transferee shall be treated as a “Selling Holder” for purposes of this Agreement and such Capital Stock and Selling Holder shall be subject to all obligations and restrictions contained herein to the extent such obligations and restrictions including, without limitation, the first refusal and the co-sale obligations contained herein, apply to shares of Capital Stock and to Selling Holders pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, any Transfer of shares of Capital Stock pursuant to this Section 3.1 shall be subject to the terms of Section 4.1 below.

3.2 Exempted Offerings. Notwithstanding the foregoing, the first refusal and co-sale rights of the Stockholders and the Company set forth in Section 2 above shall not apply to (a) the sale of any Capital Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or (b) any Transfer to the Company or a Stockholder pursuant to the terms of this Agreement.

4.	PROHIBITED TRANSFERS; PUT OPTION

4.1 Prohibited Transfers.

(a) No Selling Holder shall Transfer any Capital Stock (or assign any rights hereunder) to any Competitor or Customer of the Company without the Company’s prior written consent.

(b) A “Competitor” means (i) any person or entity that, either directly or indirectly, for its own account (whether alone or jointly with others), or as the holder of a 25% or greater ownership interest in any entity, engages in any business activity that competes in the wind energy business or manufactures a brand or type of wind blades that competes with those of the Company and/or its subsidiaries, including, without limitation, GE Energy Infrastructure, a division of General Electric Company, Aerpac, Vestas, Nordex, LM Glasfiber and Abeking & Rasmussen, Toray (an “Actual Competitor”) or (ii) any Affiliate of an Actual Competitor (a “Competitor Affiliate”); provided, however, that a Competitor Affiliate shall not be deemed a Competitor hereunder if (x) such Competitor Affiliate is not itself an Actual Competitor, (y) such Competitor Affiliate is only a Competitor Affiliate by virtue of it being under “common control” with an Actual Competitor and (z) the Company has entered into a confidentiality agreement (an “Affiliate Confidentiality Agreement”) with such Competitor Affiliate preventing the disclosure of confidential information by such Competitor Affiliate to its Affiliate that is an Actual Competitor. If an Eligible Investor requests in writing that the Company enter into an Affiliate Confidentiality Agreement with a Competitor Affiliate that meets the requirements set forth in clauses (x) and (y) above, the Company shall do so unless the holders of a majority of the outstanding Series A Preferred (excluding such Eligible Investor for all purposes of such vote), the holders of a majority of the outstanding Series B Preferred (excluding such Eligible Investor for all purposes of such vote), the holders of a majority of the outstanding Series B-1 Preferred (excluding such Eligible Investor for all purposes of such vote) and the holders of a majority of the outstanding Common Stock (excluding such Eligible Investor for all purposes of such vote), each voting as a separate class, determine that such Competitor Affiliate is an Actual Competitor. The Company shall provide written notice of a request by an Eligible Investor that the Company enter into an Affiliate Confidentiality Agreement to all holders of outstanding Common Stock, Series A Preferred, Series B Preferred and Series B-1 Preferred within ten (10) days of its receipt of such request. The parties hereto acknowledge and agree that as of the date hereof GE is neither an Actual Competitor nor is it otherwise deemed to be a Competitor by virtue of it having signed an Affiliate Confidentiality Agreement and satisfying the aforementioned requirements not to be deemed to be a Competitor.

(c) A “Customer” means (i) any person or entity that, either directly or indirectly, for its own account (whether alone or jointly with others), or as the holder of a 25% or greater ownership interest in any entity, purchases any products or services produced and sold by the Company (an “Actual Customer”) or (ii) any Affiliate of an Actual Customer (a “Customer Affiliate”); provided, however, that a Customer Affiliate shall not be deemed a Customer hereunder if (x) such Customer Affiliate is not itself an Actual Customer, (y) such Customer Affiliate is only a Customer Affiliate by virtue of it being under “common control” with an Actual Customer and (z) the Company has entered into an Affiliate Confidentiality Agreement with such Customer Affiliate preventing the disclosure of confidential information by such Customer Affiliate to its Affiliate that is an Actual Customer. If an Eligible Investor requests in writing that the Company enter into an Affiliate Confidentiality Agreement with a Customer Affiliate that meets the requirements set forth in clauses (x) and (y) above, the Company shall do so unless the holders of a majority of the outstanding Series A Preferred (excluding such Eligible Investor for all purposes of such vote), the holders of a majority of the outstanding Series B Preferred (excluding such Eligible Investor for all purposes of such vote), the holders of a majority of the outstanding Series B-1 Preferred (excluding such Eligible Investor for all purposes of such vote) and the holders of a majority of the outstanding Common Stock (excluding such Eligible Investor for all purposes of such vote), each voting as a separate class, determine that such Customer Affiliate is an Actual Customer. The Company shall provide written notice of a request by an Eligible Investor that the Company enter into an Affiliate Confidentiality Agreement to all holders of outstanding Common Stock, Series A Preferred, Series B Preferred and Series B-1 Preferred within ten (10) days of its receipt of such request. The parties hereto acknowledge and agree that as of the date hereof GE is neither an Actual Customer nor is it otherwise deemed to be a Customer by virtue of it having signed an Affiliate Confidentiality Agreement and satisfying the aforementioned requirements not to be deemed to be a Customer.

(d) Notwithstanding anything contained herein to the contrary, GE shall be permitted to Transfer any Capital Stock (or assign any rights hereunder) to any entity that is controlled by General Electric Capital Corporation or its subsidiaries so long as (i) such entity is not an Actual Competitor or an Actual Customer and (ii) such entity enters into or becomes a party to an Affiliate Confidentiality Agreement with the Company or becomes a party to the Confidentiality Agreement dated as of March 4, 2008 by and between TPI, Inc. (“TPI,

Inc.”) and GE Capital Equity Capital Group, Inc., as amended (the “GE Confidentiality Agreement”) by signing a joinder agreement with TPI, Inc., which such joinder agreement TPI, Inc. shall sign promptly following a request to do so, so long as the party being added to the GE Confidentiality Agreement pursuant to the joinder agreement is General Electric Capital Corporation or one of its subsidiaries; provided, however, that in no event shall GE Energy Infrastructure, a division of General Electric Company, or its subsidiaries directly or indirectly hold any equity securities in any such entity or the Company without the prior written consent of the Company.

(e) In the event that a Selling Holder should Transfer any Capital Stock in contravention of the co-sale rights of each Eligible Investor under Section 2.5 above, or in violation of the terms of this Section 4.1 (a “Prohibited Transfer”), each such Eligible Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Holder shall be bound by the applicable provisions of such option.

4.2 Put Option. In the event of a Prohibited Transfer, each such Eligible Investor shall have the right, in addition to such remedies as may be available by law, in equity or hereunder, to sell to such Selling Holder and such Selling Holder shall have the obligation to purchase the type and number of shares of Capital Stock equal to the number of shares each such Eligible Investor would have been entitled to Transfer to the purchaser under Section 2.5 above had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(a) The price per share at which the shares of Capital Stock are to be sold to the Selling Holder shall be equal to the price per share paid by the purchaser to such Selling Holder in such Prohibited Transfer. The Selling Holder shall also reimburse each Eligible Investor for any and all fees and expenses, including legal fees and expenses, incurred in connection with the exercise or the attempted exercise of the Eligible Investor’s rights under this section.

(b) Within ninety (90) calendar days after the date on which an Eligible Investor received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Eligible Investor shall, if exercising the option created hereby, deliver to the Selling Holder the certificate or certificates (or lost certificate affidavit and agreement) representing the shares to be sold, each such certificate properly endorsed for transfer.

(c) Such Selling Holder shall, upon receipt of the certificate or certificates (or lost certificate affidavit and agreement) for the shares to be sold by an Eligible Investor, pursuant to this Section 4, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(a) above, in cash or by other means acceptable to the Investor.

5.	DIRECTOR VOTING AGREEMENTS; DRAG ALONG; VOTING AGREEMENT

5.1 Agreement to Vote. Each Investor hereby agrees to hold all of the shares of voting Capital Stock of the Company registered in its name or beneficially owned by them (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such voting Capital Stock, and any other voting securities of the Company subsequently acquired by such Investor) (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares at a regular or special meeting of the stockholders of the Company (or by written consent) in accordance with, the provisions of this Agreement. Each Restricted Stockholder hereby agrees on behalf of himself or itself to hold all of the shares of voting Capital Stock registered in its name or beneficially owned by it (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities, and any other voting securities of the Company subsequently acquired by such Restricted Stockholder) (hereinafter collectively referred to as the “Common Stockholder Shares,” together with the Investor Shares, the “Voting Securities”) subject to, and to vote the Common Stockholder Shares at a regular or special meeting of Stockholders (or by written consent) in accordance with, the provisions of this Agreement.

5.2 Board Size. The holders of Investor Shares and Common Stockholder Shares shall vote at a regular or special meeting of Stockholders (or by written consent) the Voting Securities owned by such Stockholders to ensure that the size of the Board shall be set and remain at nine (9) directors; provided, however, that such Board size (i) may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 8.6 hereof and the Company’s Restated Certificate or (ii) may be increased or decreased in connection with the election or removal of any Joint Designees.

5.3 Election of Directors.

(a) At each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board are to be elected or whenever members of the Board are to be elected by written consent of the stockholders of the Company, the Stockholders agree to vote or act with respect to the Voting Securities so as to elect, the following individuals:

(i) The one (1) Series A Designee (as defined below) as the Series A Director; and

(ii) The one (1) Series B-1 Designee (as defined below) as the Series B-1 Director; and

(iii) The one (1) Series C Designee (as defined below) as the Series C Director; and

(iv) The four (4) Common Designees (as defined below) as the Common Directors; and

(v) The one (1) CEO Designee (as defined below) as the Mutual Director; and

(vi) Any Joint Designees (as defined below) as the Joint Directors.

(b) Designation of Directors.

The designees to the Board described above (each, a “Designee”) shall be selected as follows:

(i) The “Series A Designee” shall be chosen by NGP for so long as NGP holds not less than twenty percent (20%) of the shares of Series A Preferred and/or Common Stock issued upon conversion thereof originally issued to NGP (as adjusted for stock splits, stock dividends, recapitalizations and the like). It is understood that for so long as NGP shall be entitled to such nominee on the Board pursuant to this Section 5.3(b)(i), then such Series A Designee shall be elected as the Series A Director. As of the date hereof, the Series A Designee is Philip Deutch.

(ii) The “Series B-1 Designee” shall be chosen by Element for so long as Element holds not less than fifty percent (50%) of the shares of Series B-1 Preferred owned by Element as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like). It is understood that for so long as Element shall be entitled to such nominee on the Board pursuant to this Section 5.3(b)(ii), then such Series B-1 Designee shall be elected as the Series B-1 Director. The obligation of the Stockholders to vote or act with respect to the Voting Securities so as to elect the Series B-1 Designee shall remain in effect even if less than twenty percent (20%) of the shares of Series A Preferred originally issued remain outstanding. As of the date hereof, the Series B-1 Designee is Michael DeRosa.

(iii) The “Series C Designee” shall be chosen by Angeleno for so long as Angeleno holds not less than fifty percent (50%) of the shares of Series C Preferred owned by Angeleno as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like). It is understood that for so long as Angeleno shall be entitled to such nominee on the Board pursuant to this Section 5.3(b)(iii), then such Series C Designee shall be elected as the Series C Director. The obligation of the Stockholders to vote or act with respect to the Voting Securities so as to elect the Series C Designee shall remain in effect even if less than twenty percent (20%) of the shares of Series A Preferred originally issued remain outstanding. As of the date hereof, the Series C Designee is Daniel Weiss.

(iv) The “Common Designees” shall be chosen by Investors associated with Landmark for so long as Landmark holds not less than fifty percent (50%) of the shares of Common Stock owned by Landmark as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and otherwise, by the holders of not less than a majority of the shares of Common Stock then outstanding. As of the date hereof, three (3) of the Common Designees are Paul Giovacchini, Scott Humber and Wayne Monie. It is understood that for so long as Landmark shall be entitled to such nominees on the Board pursuant to this

Section 5.3(b)(iv), then the Common Designees shall be elected in their capacity as the Common Directors.

(v) The “CEO Designee” shall be the Company’s then-current Chief Executive Officer. In the event that the person serving as the CEO Designee ceases to serve as the Chief Executive Officer of the Company, each Stockholder, on behalf of itself and any transferee or assignee of any shares of the Company’s Voting Securities, agrees to (A) vote all Voting Securities for the removal of such director at the request of a majority of the Board excluding the director to be so removed and (B) upon any such removal, elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Designee.

(vi) The “Joint Designees” shall be chosen, subject to the terms of Section C.5(b)(vi) of Article IV of the Restated Certificate, by Investors holding a majority of the outstanding shares of Series A Preferred and a majority of the outstanding shares of Common Stock, each voting as a separate class. As of the date hereof, the Joint Designees are Jack Henry and Pat Wood, III.

5.4 Drag Along.

(a) If, on or before October 9, 2012, the Company has not been subject to a Liquidation Event or a Qualified IPO (each, a “Liquidity Event”), the Board shall actively pursue a Liquidity Event if so requested by (i) the holders of at least fifty percent (50%) of the then outstanding shares of the Preferred Stock (including the Common Stock issued or issuable upon conversion of the Preferred Stock) or (ii) the holders of a majority of the then outstanding shares of Common Stock. If the Company obtains the requisite approval from (x) the Board and (y) the Company’s stockholders (as required by Delaware law and the Restated Certificate) for a Liquidity Event, then each Stockholder agrees that such Stockholder shall: (i) vote any and all Voting Securities held by such Stockholder, or as to which such Stockholder has voting power, in favor of the consummation of the proposed Liquidity Event, at any meeting of stockholders of the Company at which such transactions are considered, by proxy or in any written consent of stockholders of the Company relating thereto, (ii) if applicable, tender all shares of Capital Stock held by such Stockholder, or as to which such Stockholder has power of disposition, which are the subject of such proposed Liquidity Event in accordance with the terms of the proposed Liquidity Event, (iii) consent to and raise no objection against the proposed Liquidity Event, (iv) if applicable, waive any dissenters’ rights, preemptive rights, appraisal rights or similar rights, as the case may be, and (v) use its reasonable efforts to take all other actions, including entering into appropriate agreements and other documents, reasonably required in order to effectuate fully the Liquidity Event.

(b) Notwithstanding the foregoing, a holder of Series A Preferred will not be required to comply with Section 5.4(a) if the amount of cash proceeds or Liquid Securities per share of Series A Preferred received by such holder upon the Liquidity Event is less than the Series A Liquidation Amount (as such term is defined in the Restated Certificate). Notwithstanding the foregoing, a holder of Series B Preferred will not be required to comply with Section 5.4(a) if the amount of cash proceeds or Liquid Securities per share of Series B Preferred received by such holder upon the Liquidity Event is less than the Series B Liquidation Amount (as such term is defined in the Restated Certificate). Notwithstanding the foregoing, a holder of Series B-1 Preferred will not be required to comply with Section 5.4(a) if the amount of cash proceeds or Liquid Securities per share of Series B-1 Preferred received by such holder upon the Liquidity Event is less than the Series B-1 Liquidation Amount (as such term is defined in the Restated Certificate). Notwithstanding the foregoing, a holder of Series C Preferred will not be required to comply with Section 5.4(a) if the amount of cash proceeds or Liquid Securities per share of Series C Preferred received by such holder upon the Liquidity Event is less than the Series C Liquidation Amount (as such term is defined in the Restated Certificate).

(c) Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 5.4(a) above in connection with any proposed Liquidation Event (the “Proposed Sale”) unless:

(i) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to customary representations and warranties related to authority, ownership and the ability to convey title to such shares of as follows: (A) the Stockholder holds all right, title and interest in and to the shares of Capital Stock such Stockholder purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms, (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any material agreement, law or judgment, order or decree of any court or governmental agency, and (E) any other reasonably requested customary representations and warranties for such Stockholders;

(ii) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other person or entity in connection with the Proposed Sale, other than the Company on a pro rata basis as described below (except to the extent that funds may be paid out of an escrow established to cover breaches of representations, warranties and covenants of the Company as well as breaches by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(iii) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breaches of representations, warranties and covenants of the Company as well as breaches by any stockholder of any of identical representations, warranties and covenants provided by all stockholders, and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Restated Certificate);

(iv) liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies to all stockholders on a pro rata basis but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder; and

(v) the dollar amount of the escrow, if any, in connection with such Proposed Sale is (A) less than or equal to fifteen percent (15%) of the aggregate consideration payable in connection with such Proposed Sale and (B) less than or equal to thirty percent (30%) of the aggregate consideration payable to the equityholders of the Company in connection with such Proposed Sale.

(d) The Company shall cause to be included in all instruments (including the Company’s stock incentive plans and all future grants and/or agreements thereunder and all future agreements pursuant to which the Company issues any securities) pursuant to which it issues shares of Capital Stock or other securities, including, without limitation, issuances of restricted stock, stock options, convertible securities and warrants, (i) “drag-along” provisions substantially identical to those provided for in this Section 5.4 and (ii) “market stand-off provisions” substantially identical to those provided for in the Company’s Third Amended and Restated Investor Rights Agreement of even date herewith, by and among the Company and the parties thereto (the “Investor Rights Agreement”). In addition, the Company shall cause each future holder of at least one percent (1%) of the Company’s then outstanding shares of Capital Stock to become a party to this Agreement as a “Restricted Stockholder.”

(e) If the Company or the holders of any of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission under the Securities Act may be available with respect to such negotiation or transaction (including, without limitation, a merger, consolidation or other reorganization), all holders of Voting Securities who are not “accredited investors” (as such term is defined in Rule 501 (or any similar rule then in effect) promulgated by the Securities Exchange Commission under the Securities Act (“Rule 501”) will, at the request of the Company, consent to the appointment of a purchaser representative as defined in Rule 501 on their behalf, which purchaser representative shall be acceptable to the Company. The fees and expenses of such purchaser representative shall be paid from the proceeds to be distributed to such holders of Voting Securities.

5.5 Irrevocability of Votes; Proxy. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement. To secure the Stockholders’ obligations to vote (including by written consent) their respective shares in accordance with this Agreement, each Stockholder hereby appoints the Chairman of the Board or the Chief Executive Officer, or either of their respective designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote (including by written consent) all of such Stockholder’s Voting Securities in favor of the matters set forth in this Agreement, if and only if, such Stockholder fails to vote (including by written consent) all of such Stockholder’s Voting Securities in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Stockholder’s written consent or signature. The proxy and power granted by each Stockholder pursuant to this section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any shares of Capital Stock of each Stockholder.

5.6 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Liquidation Event) are issued on, or in exchange for, any of the Voting Securities by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Voting Securities for purposes of this Agreement.

5.7 Replacement and Removal of Designees.

(a) In the event that any Stockholder or group of Stockholders shall determine to remove from office any Designee of such Stockholder or group of Stockholders in accordance with Section 5.3 above, for any or no reason, with or without cause, each and every one of the Stockholders shall take all actions necessary to cause such removal to be effected promptly.

(b) In the event of the death, termination, removal or resignation of any member of the Board (including the Mutual Director), each and every one of the Stockholders shall take all actions necessary and appropriate to cause such vacancy to be filled by an individual designated by the Stockholder or group of Stockholders entitled to designate a Board member to fill such vacancy.

(c) The Stockholders will not vote any Voting Securities of the Company owned directly or indirectly by them to elect or remove any director in contravention of any other provision of this Agreement.

5.8 Termination. The provisions in Section 5 of this Agreement shall terminate upon the earlier to occur of (a) the consummation of a Liquidation Event, (b) the closing of a Qualified IPO or (c) upon the written consent of (i) the Company, (ii) Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of Common Stock owned by Landmark as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and otherwise, the holders holding not less than a majority of the shares of Common Stock then outstanding, (iii) the holders of at least seventy percent (70%) of the then outstanding shares of Series A Preferred (or Common Stock issued or issuable upon conversion of the Series A Preferred), so long as at least twenty percent (20%) of the shares of Series A Preferred (or Common Stock issued or issuable upon conversion of the Series A Preferred) issued as of the date hereof remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), (iv) GE, so long as GE and its Affiliates continue to own at least fifty percent (50%) of the Series B Preferred (or Common Stock issued or issuable upon conversion of the Series B Preferred) then outstanding, and otherwise, the holders of at least fifty percent (50%) of the then outstanding shares of Series B Preferred and (v) Element, so long as Element and its Affiliates continue to own at least fifty percent (50%) of the Series B-1

Preferred then outstanding, and otherwise, the holders of at least fifty percent (50%) of the then outstanding shares of Series B-1 Preferred.

6.	LEGENDS

6.1 Shares held by Selling Holders. All certificates representing any shares of Capital Stock held by Selling Holders subject to the provisions of this Agreement shall, in addition to such other legends as may be required, have endorsed thereon a legend to substantially the following effect:

THE RIGHT TO SELL, TRANSFER OR OTHERWISE DISPOSE OF OR PLEDGE THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS, WHICH INCLUDE RIGHT OF FIRST REFUSAL AND CO-SALE RESTRICTIONS ON THE SALE OF THE SECURITIES, SET FORTH IN A THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL, CO-SALE AND VOTING AGREEMENT. A COPY OF SUCH AGREEMENT IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

6.2 Stockholder Stock. All certificates representing any shares of (or held by) a Stockholder subject to the provisions of this Agreement shall, in addition to such other legends as may be required, have endorsed thereon a legend to substantially the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN COVENANTS AS SET FORTH IN A THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL, CO-SALE AND VOTING AGREEMENT. A COPY OF SUCH AGREEMENT IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

6.3 Certificate Endorsement. Each Stockholder holding certificate(s) that are to be endorsed with the legend(s) set forth above shall take any and all actions, and shall cause any transferee or any other holder of said certificate(s) (as the case may be) to take any and all actions, to cause such certificates to be so endorsed, including without limitation the return of such certificate(s) to the Company for proper endorsement.

7.	TRANSFER OF STOCK

7.1 General. To ensure compliance with the restrictions referred to herein, each Stockholder agrees that the Company may issue appropriate “stop-transfer” instructions. The Company shall not (a) permit any transfer on its books of any of its shares which shall have been Transferred in violation of any of the provisions set forth in this Agreement or (b) treat as owner of such shares or to accord the right to vote as owner or to pay dividends to any transferee to whom such shares shall have been Transferred in violation of any of the provisions set forth in this Agreement.

7.2 Transfers by Stockholders. Without limiting any other provision of this Agreement, in the event of any Transfer of Capital Stock by a Stockholder, the transferee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement, as if such transferee were an original Stockholder hereunder. Such transferee shall be treated either as an “Eligible Investor” or as a “Selling Holder”, as applicable (based upon whether the Capital Stock was Transferred by a Selling Holder or Eligible Investor) for purposes of this Agreement and shall be subject to all obligations and restrictions contained herein to the extent such obligations and restrictions apply to Selling Holders pursuant to the terms of this Agreement.

8.	MISCELLANEOUS

8.1 Governing Law. This Agreement shall be governed in all respects by and construed under the internal laws of the State of Delaware as such laws are applied to agreements that are entered into by and among Delaware residents while located in Delaware and that are to be performed entirely within Delaware, without regard to principles of conflicts of law.

8.2 Jurisdiction; Venue. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

8.3 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.4 Equitable Remedies. Each of the parties hereto acknowledges and agrees that irreparable harm would occur in the event that any of the terms and provisions of this Agreement, including but not limited to those of Section 5 hereof, were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to seek a temporary or permanent injunction or temporary or permanent injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being cumulative and in addition to (and not in lieu of) any other rights and remedies to which the parties are entitled to at law or in equity. Each party hereto specifically waives any claim or defense that there is an adequate remedy at law for any breach or threatened breach of Section 5 hereof.

8.5 Assignment of Rights. Subject to the provisions of this Agreement, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives. In furtherance and not in limitation of the foregoing, the rights of the Eligible Investors contained in this Agreement may be transferred or assigned by an Eligible Investor to a transferee or assignee of Capital Stock that (a) is a partner, member, or other equity owner or retired partner, member or other equity owner of an Eligible Investor that is a partnership so long as such Transfer is in accordance with partnership interests and made pursuant to the terms of such Eligible Investor’s partnership agreement; (b) is a wholly owned subsidiary of an Eligible Investor that is a corporation, a parent corporation that owns all of the capital stock of such Eligible Investor or the stockholders of such Eligible Investor in accordance with their ownership of such Eligible Investor; (c) is a member or former member of any Eligible Investor that is a limited liability company so long as such Transfer is in accordance with their interest in the limited liability company and made pursuant to the terms of such Eligible Investor’s limited liability company agreement; (d) is a Family Member or any custodian or trustee of any trust or any other corporation, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Eligible Investor or any such Eligible Investor’s Family Members; (e) is an Affiliate of such Eligible Investor; (f) is an Affiliated partnership, limited liability company or fund managed by an Eligible Investor or any of their respective directors, officers, partners or members; or (g) acquires not less than ten percent (10%) of the shares of Capital Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) held by the Eligible Investor measured as of the date such Eligible Investor became a party to this Agreement; provided, however, that (i) the transferor shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such transfer or assignment is being made and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any assignment of rights or obligations pursuant to this Section 8.5 shall be subject to the terms of Section 4.1 above.

8.6 Amendment and Waiver.

(a) Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) or this Agreement terminated, only by the written consent of (i) the Company, (ii) Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of Capital Stock owned by Landmark as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and otherwise, the holders holding not less than a majority of the shares of Common Stock then outstanding, (iii) the holders of at least a majority of the then outstanding shares of Series A Preferred and/or Common Stock issued upon the conversion thereof, (iv) GE, so long as GE continues to own at least fifty percent (50%) of the shares of Series B Preferred then outstanding, and otherwise, the holders of at least a majority of the then outstanding shares of Series B Preferred and (v) Element, so long as

Element and its Affiliates continue to own at least fifty percent (50%) of the Series B-1 Preferred then outstanding, and otherwise, the holders of at least fifty percent (50%) of the then outstanding shares of Series B-1 Preferred; provided, however, the written consent of GE, the holders of Series B Preferred, Element and the holders of Series B-1 Preferred, as the case may be, described in clauses (iv) and (v) above shall not be required for any amendment or modification to this Agreement effected solely to afford rights to the holders of a Permitted Security (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation) that are, individually and in the aggregate, not greater than nor senior to the rights afforded to GE, the holders of the Series B Preferred, Element or the holders of the Series B-1 Preferred, respectively, hereunder as of the date hereof (other than with respect to any entitlement to designate or elect one or more directors) (such rights in the aggregate, the “Permitted Rights”), so long as such amendment or modification does not contain provisions other than Permitted Rights and does not increase the obligations of GE, the holders of the Series B Preferred, Element or the holders of the Series B-1 Preferred hereunder; provided, further, that the written consent of holders holding not less than seventy percent (70%) of the then outstanding shares of Series A Preferred and/or Common Stock issued upon the conversion thereof shall be required to amend, waive, alter, or repeal (i) the voting thresholds in Sections 5.4(a), the provisions of the first sentence of 5.4(b), 5.4(c) as applicable to the Series A Preferred, 5.8, 8.6(a) or 8.7 or the definition of “Eligible Investor” as it applies to the Holders of the Series A Preferred, or (ii) any other provision in this Agreement if such amendment, waiver, alteration, or repeal will have a material adverse effect upon any of the rights, privileges, preferences, or obligations of Angeleno or its Affiliates that is disproportionate from the effect of such amendment, waiver, alteration, or repeal on any other holders of shares of Preferred Stock provided, further, that the written consent of GE or the holders of the Series B Preferred described in clause (iv) above shall in any event be required to amend, waive, alter or repeal (i) the provisions of Section 4.1 as they apply to GE or the Series B Preferred, (ii) the provisions of the second sentence of Section 5.4(b) and Section 5.4(c) as applicable to GE or the Series B Preferred, (iii) the voting thresholds of Sections 8.6(a) or 8.7, as applicable to GE or the Series B Preferred, (iv) the definition of “Eligible Investor” as it applies to GE or the Holders of the Series B Preferred; and (v) any other provision in this Agreement if such amendment, waiver, alteration, or repeal will have a material adverse effect upon any of the rights, privileges, preferences, or obligations of GE or the Holders of the Series B Preferred that is disproportionate from the effect of such amendment, waiver, alteration, or repeal on any other holders of shares of Preferred Stock; provided, further, that the written consent of Element or the Holders of the Series B-1 Preferred described in clause (v) above shall in any event be required to amend, waive, alter or repeal (i) the voting thresholds in Sections 5.4(a), the provisions of the third sentence of 5.4(b), 5.4(c) as applicable to Element or the Series B-1 Preferred, 5.8, 8.6(a) or 8.7, or the definition of “Eligible Investor” as it applies to Element or the Holders of the Series B-1 Preferred, or (ii) any other provision in this Agreement if such amendment, waiver, alteration, or repeal will have a material adverse effect upon any of the rights, privileges, preferences, or obligations of Element or the Holders of the Series B-1 Preferred that is disproportionate from the effect of such amendment, waiver, alteration, or repeal on any other holders of shares of Preferred Stock; provided, further, that the written consent of the holders of at least seventy percent (70%) of the then outstanding shares of Series C Preferred shall in any event be required to amend, waive, alter or repeal (i) the provisions of the fourth sentence of Section 5.4(b) or this proviso of Section 8.6(a), or (ii) any other provision in this Agreement if such amendment, waiver, alteration, or repeal will have a material adverse effect upon any of the rights, privileges, preferences, or obligations of the holders of the Series C Preferred that is disproportionate from the effect of such amendment, waiver, alteration, or repeal on any other holders of shares of Preferred Stock; provided, further, that (w) the provisions of Section 5.3(a)(i) and 5.3(b)(i) may not be amended or terminated without the written consent of NGP, so long as NGP continues to own at least twenty percent (20%) of the shares of Series A Preferred and/or Common Stock issued upon the conversion thereof originally issued to NGP (as adjusted for stock splits, stock dividends, recapitalizations and the like), (x) the provisions of Section 5.3(a)(ii) and 5.3(b)(ii) may not be amended or terminated without the written consent of Element, so long as Element continues to own at least fifty percent (50%) of the shares of Series B-1 Preferred owned by Element as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), (y) the provisions of Section 5.3(a)(iii) and 5.3(b)(iii) may not be amended or terminated without the written consent of Angeleno, so long as Angeleno continues to own at least fifty percent (50%) of the shares of Series C Preferred owned by Angeleno as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and (z) the provisions of Section 5.3(a)(iv) and 5.3(b)(iv) may not be amended or terminated without the written consent of Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of Capital Stock owned by Landmark as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and otherwise, the holders holding not less than a majority of the shares of Common Stock then outstanding.

(b) Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed (i) an “Investor,” (ii) if agreed to by the Company, an “Eligible Investor” and (iii) a party hereunder.

(c) In addition, the Company shall cause any and all future holders of at least one percent (1%) of the Company’s then outstanding shares of Capital Stock who are not parties to this Agreement, to become party to this Agreement by executing a joinder agreement and be listed on Exhibit B attached hereto at the time or immediately after the time they become such stockholders of the Company (in which case no consent of any Stockholders shall be required). In furtherance of this obligation, the Company shall require, pursuant to its Stock Plan (as such term is defined in the Purchase Agreement), that any holder of an option, warrant or other right to receive Common Stock, as a condition to receipt of the Common Stock underlying such option, warrant or right, become party to this Agreement.

(d) Any amendment or waiver effected in accordance with this Section 8.6 shall be binding upon the Company, each Stockholder and its successors and assigns.

8.7 Term. The rights granted to the Eligible Investors in Sections 2, 3 and 4 hereof shall terminate upon the earliest to occur of (i) the closing of a Qualified IPO, (ii) a Liquidation Event (as such term is defined in the Restated Certificate) or (iii) the date on which this Agreement is terminated by a writing executed by (w) the holders of at least seventy percent (70%) of the then outstanding shares of Series A Preferred (or shares of Common Stock issued or issuable upon conversion thereof), (x) the holders of at least fifty percent (50%) of the then outstanding shares of Series B Preferred (or shares of Common Stock issued or issuable upon conversion thereof), (y) the holders of at least fifty percent (50%) of the then outstanding shares of Series B-1 Preferred (or shares of Common Stock issued or issuable upon conversion thereof) and (z) Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of Capital Stock owned by Landmark as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and otherwise, the holders holding not less than a majority of the shares of Common Stock then outstanding. The Company’s Right of First Refusal shall terminate upon the earliest to occur of (i) a written election of the Company pursuant to an action by the Board, or (ii) the occurrence of (ii) in the preceding sentence.

8.8 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise:

(a) if to the Company, one copy should be sent to its address or facsimile number set forth on the signature pages hereof and addressed to the attention of the Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Investors, with a copy (which shall not constitute notice) to H. David Henken, Esq., Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109; and

(b) if to a Stockholder, at the Stockholder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with, (i) in the case of NGP, a copy (which shall not constitute notice) to Robert D. Sanchez, Esq., Wilson Sonsini Goodrich & Rosati, P.C., 1700 K Street, N.W., Fifth Floor, Washington, D.C. 20006, (ii) in the case of Landmark, a copy (which shall not constitute notice) to H. David Henken, Esq., Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, (iii) in the case of Angeleno, a copy (which shall not constitute notice) to Franklin Reddick, Esq., Akin Gump Strauss Hauer & Feld LLP, 2029 Century Park East, Suite 2400, Los Angeles, CA 90067, (iv) in the case of GE, a copy (which shall not constitute notice) to General Counsel-Equity and Account Manager TPI, GE Capital Equity, 201 Merritt 7, P.O. Box 52011, Norwalk, CT 06856, and (v) in the case of Element, a copy (which shall not constitute notice) to Andrew Hamilton, Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given: (i) upon delivery, if personally delivered; (ii) three (3) business days after pre-paid deposit for next business day delivery with a commercial courier service (e.g., DHL or FedEx); (iii) five (5) business days after deposit, postage pre-paid, with first class airmail (which airmail must be certified or registered); or (iv) upon confirmation of facsimile transfer or electronic mail when sent by facsimile or electronic mail, with a confirmation copy delivered by one of the other acceptable means of delivery.

8.9 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.10 Entire Agreement. This Agreement and the exhibits hereto, the Investor Rights Agreement, the Purchase Agreement, the Restated Certificate and the GE Confidentiality Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Any and all previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement.

8.11 Titles and Subtitles. The titles of sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.12 Non-Business Days. Notwithstanding anything to the contrary contained herein, in the event that any calendar day referred to in this Agreement falls on a Saturday, a Sunday or a U.S. holiday (each a “Non-Business Day”), then any transaction or notice that must be effected or delivered on such a Non-Business Day will instead be required to be effected or delivered on the next day that is not a Non-Business Day.

8.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.14 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.15 Aggregation of Stock. For the purposes of determining the availability of any rights under this Agreement, all shares of Capital Stock held or acquired by Affiliated or related entities or persons of a Stockholder (including but not limited to: (a) a partner, member or other equity owner or a former partner, member or other equity owner or the estate of any partner, member or other equity owner or retired partner, member or other equity holder of a Stockholder that is a partnership; (b) a wholly owned subsidiary of a Stockholder that is a corporation, a parent corporation that owns all of the capital stock of such Stockholder or the stockholders of the Stockholder; (c) a Family Member, or any custodian or trustee of any trust or any other corporation, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such Stockholder’s Family Members; (d) a member or former member of a Stockholder that is a limited liability company; (e) an Affiliate of the Stockholder; or (f) funds under common management) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s Capital Stock.

8.16 Restatement of Existing Agreement. This Agreement amends and restates in its entirety the Existing Agreement which, as of the date hereof shall have no further force and effect.

(The remainder of this page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement as of the date set forth in the first paragraph hereof.

“COMPANY”

TPI COMPOSITES, INC.

By:	/s/ Steven C. Lockard
Name:	Steven C. Lockard
Title:	President & CEO

Address:	8501 North Scottsdale Road Gainey Center II, Suite 280 Scottsdale, AZ 85253
Fax Number:	(480) 305-8315

(Signature Page to Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement)

“INVESTOR”

LANDMARK GROWTH CAPITAL PARTNERS, L.P.

By:	Landmark Growth Capital Partners, LLC
Its General Partner

By:	Landmark Equity Advisors LLC
Its Managing Member

	By:	/s/ Paul G. Giovacchini

	Name:	Paul G. Giovacchini

	Title:	Vice President

LANDMARK IAM GROWTH CAPITAL, L.P.

By:	Landmark Growth Capital Partners, LLC Its General Partner

By:	Landmark Equity Advisors LLC Its Managing Member

	By:	/s/ Paul G. Giovacchini

	Name:	Paul G. Giovacchini

	Title:	Vice President

(Signature Page to the Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement)

“INVESTOR”

NGP ENERGY TECHNOLOGY PARTNERS, L.P.

By:	NGP ETP, L.L.C., its General Partner

	By:	/s/ Philip J. Deutch

	Name:	Philip J. Deutch

	Title:	Managing Partner

(Signature Page to Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement)

“INVESTOR”

ANGELENO INVESTORS II, LP

By:	Angeleno Group Management II, LLC
Its General Partner

By:	Angeleno Group, LLC
Its Managing Member

	By:	/s/ Daniel Weiss
	Name:	Daniel Weiss
	Title:	Member

(Signature Page to the Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement)

“INVESTOR”

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Michael J. Donnelly
Name:	Michael J. Donnelly
Title:	MD - GE Equity

Address:	201 Merritt 7, 1st Floor Norwalk, CT 06851
Fax No:	(203) 357-6527

(Signature Page to the Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement)

“INVESTOR”

ELEMENT PARTNERS II, L.P.

By:	Element Partners II G.P., L.P.
Its:	General Partner

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ Michael Derosa
Name:	Michael DeRosa
Title:	Managing Member

ELEMENT PARTNERS II INTRAFUND, L.P.

By:	Element Partners II G.P., L.P.
Its:	General Partner

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ Michael DeRosa
Name:	Michael DeRosa
Title:	Managing Member

(Signature Page to the Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement)

“RESTRICTED STOCKHOLDERS”

LANDMARK GROWTH CAPITAL PARTNERS, L.P.

By:	Landmark Growth Capital Partners, LLC
Its General Partner

By:	Landmark Equity Advisors LLC
Its Managing Member

	By:	/s/ Paul G. Giovacchini

	Name:	Paul G. Giovacchini

	Title:	Vice President

LANDMARK IAM GROWTH CAPITAL, L.P.

By:	Landmark Growth Capital Partners, LLC
Its General Partner

By:	Landmark Equity Advisors LLC
Its Managing Member

	By:	/s/ Paul G. Giovacchini

	Name:	Paul G. Giovacchini

	Title:	Vice President

(Signature Page to the Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement)

“RESTRICTED STOCKHOLDERS”

/s/ Steven Lockard
Steven Lockard

/s/ Wayne Monie
Wayne Monie

/s/ John Ragan
John Ragan

Jeffrey Vancura

/s/ Steve Nolet
Steve Nolet

/s/ Ed DaSilva
Ed DaSilva

/s/ Roger McAlpine
Roger McAlpine

/s/ Jim Hannan
Jim Hannan

/s/ John Goldsberry
John Goldsberry

(Signature Page to the Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement)

EXHIBIT A

SCHEDULE OF INVESTORS

Element Partners II, L.P.

Three Radnor Corp. Ctr., Suite 410

100 Matsonford Road

Radnor, PA 19087

Attn: Michael DeRosa

Fax: (610) 964-8005

Element Partners II Intrafund, L.P.

Three Radnor Corp. Ctr., Suite 410

100 Matsonford Road

Radnor, PA 19087

Attn: Michael DeRosa

Fax: (610) 964-8005

GE Capital Equity Investments, Inc.

201 Merritt 7, 1st Floor

Norwalk, CT 06851

Attn: Michael Donnelly

Fax No.: (203) 357-6537

NGP Energy Technology Partners, L.P.

1700 K Street, N.W.

Suite 750

Washington, DC 20006

Attn: Philip J. Deutch

Fax No.: (202) 536-3921

Landmark Growth Capital Partners, L.P.

10 Mill Pond Road

Simsbury, CT 06070

Fax No.: (860) 408-4608

Landmark IAM Growth Capital, L.P.

10 Mill Pond Road

Simsbury, CT 06070

Fax No.: (860) 408-4608

Angeleno Investors II, LP

2029 Century Park East

Suite 2980

Los Angeles, CA 90067

Attn: Daniel Weiss

Fax No.: (310) 552-2727

Marc E. Jones

651 Lowell Ave.

Palo Alto, CA 94301

Fax No.: (650) 328-3402

EXHIBIT B

SCHEDULE OF RESTRICTED STOCKHOLDERS

Landmark Growth Capital Partners, L.P.

Landmark IAM Growth Capital, L.P.

Steven Lockard

Wayne Monie

John Ragan

Jeffrey Vancura

Steve Nolet

Ed DaSilva

Roger McAlpine

Jim Hannan

John Goldsberry

TPI COMPOSITES, INC.

Consent and Amendment

This CONSENT AND AMENDMENT, dated as of August 11, 2010, is made by and among (a) the holders of a majority of the outstanding shares of Common Stock, par value $0.01 per share, of TPI Composites, Inc., a Delaware corporation (the “Company”), (b) the holders of at least seventy percent (70%) of the outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company, (c) the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company, (d) the holders of a majority of the outstanding shares of Series B-l Convertible Preferred Stock, par value $0.01 per share, of the Company, (e) the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock, par value $0.01 per share, of the Company, each voting as a separate class and (f) the Company.

WHEREAS, the Company’s Board of Directors (the “Board”) desires to increase the size of the Board from nine (9) directors to ten (10) directors in accordance with Article II, Section 2 of the Amended and Restated By-Laws of the Company;

WHEREAS, in accordance with Section 8.6 of that certain Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement, dated as of June 17, 2010, by and among the Company and the other parties listed therein (the “Voting Agreement”), the parties hereto desire to amend Section 5.2 of the Voting Agreement in connection with the foregoing increase; and

WHEREAS, the undersigned holders of Common Stock of the Company desire that Stephen Bransfield be appointed by the Board as a director (and a Common Designee (as defined in the Voting Agreement)) to fill the directorship created by the increase in the size of the Board.

NOW, THEREFORE:

1. The Company and the undersigned holders of capital stock of the Company hereby agree that Section 5.2 of Voting Agreement is hereby amended and restated in its entirety as follows:

“Board Size. The holders of Investor Shares and Common Stockholder Shares shall vote at a regular or special meeting of Stockholders (or by written consent) the Voting Securities owned by such Stockholders to ensure that the size of the Board shall be set and remain at ten (10) directors; provided, however, that such Board size (i) may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 8.6 hereof and the Company’s Restated Certificate or (ii) may be increased or decreased in connection with the election or removal of any Joint Designees.”

2. The undersigned holders of Series A Convertible Preferred Stock of the Company hereby consent, pursuant to the Article IV, Part C, Section 5(c)(v) of the Company’s Fifth

Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to the increase in the size of the Board from nine (9) directors to ten (10) directors.

3. The undersigned holders of Common Stock of the Company hereby request that, pursuant to Section 223 of the General Corporation Law of the State of Delaware and Article II, Section 3 of the Amended and Restated Bylaws of the Company, the Board elect and appoint Stephen Bransfield to the Board as a director of the Company (and a Common Designee) to fill the directorship created by the increase in the size of the Board.

4. For purposes of clarity, and after giving effect to the election of Stephen Bransfield as a director of the Company (and a Common Designee), the undersigned holders of Common Stock, Series A Convertible Preferred Stock, Series B-l Convertible Preferred Stock and Series C Convertible Preferred Stock of the Company hereby acknowledge that, immediately upon the effectiveness of this Consent and Amendment, (a) the Board of Directors shall consist of ten (10) members and (b) (i) Philip Deutch is the Series A Designee (as defined in the Voting Agreement), (ii) Michael DeRosa is the Series B-l Designee, (iii) Daniel Weiss is the Series C Designee, (iv) Paul Giovacchini, Scott Humber, Wayne Monie and Stephen Bransfield are the Common Designees, (v) Steven Lockard is the CEO Designee (as defined in the Voting Agreement) and (vi) Jack Henry and Pat Wood III are the Joint Designees.

5. That the officers of the Company, and each of them acting singly, be and hereby are, authorized, empowered and directed (a) to execute, enseal and deliver in the name of and on behalf of the Company any and all documents, agreements and instruments to effectuate any of the foregoing approvals, all with such changes therein as any of such officers may deem reasonably necessary or desirable and in the best interests of the Company and (b) to take such action, or to cause the Company or any other person to take such action as may in the judgment of the officer so acting be reasonably necessary or desirable in connection with, or in furtherance of, any of the foregoing approvals, and in the best interests of the Company and the execution and delivery of any such document, agreement or instrument or the taking of any such action shall be conclusive evidence of such officer’s authority hereunder to so act.

6. That this Consent and Amendment may be executed in counterparts, including by facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

7. That this Consent and Amendment shall be filed with the records of stockholders of the Company.

[Remainder of Page Intentionally Left Blank]

2

EXECUTED as of the date set forth below.

Dated: August 19, 2010	TPI COMPOSITES, INC.

	By:	/s/ Steven C. Lockard
	Name:	Steven C. Lockard
	Title:	President + CEO

[Signature Page to Consent and Amendment]

EXECUTED as of the date set forth below.

Dated: August 19, 2010	LANDMARK GROWTH CAPITAL PARTNERS, L.P.

By: Landmark Growth Capital Partners, LLC Its General Partners

By: Landmark Equity Advisors LLC Its Managing Member

	By:	/s/ Paul G. Giovacchini
	Name:	Paul G. Giovacchini
	Title:	Vice President

Dated: August 19, 2010	LANDMARK IAM GROWTH CAPITAL, L.P.

By: Landmark Growth Capital Partners, LLC Its General Partners

By: Landmark Equity Advisors LLC Its Managing Member

	By:	/s/ Paul G. Giovacchini
	Name:	Paul G. Giovacchini
	Title:	Vice President

[Signature Page to Consent and Amendment]

EXECUTED as of the date set forth below.

Dated: August 19, 2010	ANGELENO INVESTORS II, LP

	BY:	Angeleno Group Management II, LLC Its General Partner

	BY:	Angeleno Group, LLC Its Managing Member

		By:	/s/ Daniel Weiss
		Name:	Daniel Weiss
		Title:	Member

[Signature Page to Consent and Amendment]

EXECUTED as of the date set forth below.

Dated: August 19, 2010	GE CAPITAL EQUITY INVESTMENTS, INC.

	By:	/s/ Robert J. Roderick
	Name:	Robert J. Roderick
	Title:	SVP & Duly Authorized Signatory

[Signature Page to Consent and Amendment]

EXECUTED as of the date set forth below.

Dated: August 19, 2010	ELEMENT PARTNERS II, L.P.

	By:	Element Partners II G.P., L.P.
	Its:	General Partner

	By:	Element II G.P., LLC
	Its:	General Partner

	By:	/s/ Michael DeRosa
	Name:	Michael DeRosa
	Title:	Managing Member

Dated: August 19, 2010	ELEMENT PARTNERS II INTRAFUND, L.P.

	By:	Element Partners II G.P., L.P.
	Its:	General Partner

	By:	Element II G.P., LLC
	Its:	General Partner

	By:	/s/ Michael DeRosa
	Name:	Michael DeRosa
	Title:	Managing Member

[Signature Page to Consent and Amendment]

EXECUTED as of the date set forth below.

Dated: August 19, 2010	NGP ENERGY TECHNOLOGY PARTNERS, L.P.

	By:	NGP ETP, L.L.C., its General Partner

		By:	/s/ Philip J. Deutch
		Name:	Philip J. Deutch
		Title:	Managing Partner

[Signature Page to Consent and Amendment]